Exhibit 10.1

October 13, 2014

Eugene I. Lee, Jr.
[Address]

Dear Gene,

We are pleased to designate you to be the Interim Chief Executive Officer (the “Interim CEO”) of Darden Restaurants, Inc. (the “Company”), effective October 13, 2014 (the “Effective Date”). As Interim CEO, you will report to the Board of Directors of the Company (the “Board”) and have such duties, authority and responsibility as may be assigned to you by the By-Laws of the Company and the Board and which are commensurate with such position.

In recognition of your willingness to serve as the Interim CEO and to take on the additional responsibility that such position entails, the Company will grant to you on the Effective Date and on each one-month anniversary of the Effective Date during the period of time in which you serve as Interim CEO, an award under the Company’s 2002 Stock Incentive Plan (the “Plan”) of the number of restricted stock units (“RSUs”) having an aggregate value equal to $25,000, based on the closing market price of the Company’s common shares on the NYSE on the Effective Date. Based on your performance as the Interim CEO, as determined by the Board, each award of RSUs described in the preceding sentence will vest on the one-year anniversary of the applicable date of grant. The Company will also grant to you on the Effective Date an award under the Plan of the number of RSUs having an aggregate value equal to $300,000, based on the closing market price of the Company’s common shares on the NYSE on the Effective Date. Based on your performance as the Interim CEO, as determined by the Board, the award of RSUs described in the preceding sentence will vest on the one-year anniversary of the Effective Date; provided, that (a) you remain employed at the Company for a period that extends through 60 days following the hiring of a non-interim Chief Executive Officer even if such non-interim Chief Executive Officer is you, and (b) if a non-interim Chief Executive Officer is appointed or hired by the Company prior to the six-month anniversary of the Effective Date, then the award will vest on a pro rata basis on the one-year anniversary of the Effective Date, with the numerator determined based on the number of days you served as Interim CEO beginning on the Effective Date and the denominator being 180. Each award of RSUs described above will be subject to the terms and conditions of the Plan and the applicable award agreement issued to you thereunder. During the period of time in which you serve as Interim CEO, your current base salary of $714,000 will be increased by $25,000 per month, pro-rated for any partial months during which you serve as Interim CEO.

By signing this letter agreement (this “Agreement”) below, you acknowledge and agree that neither your appointment as the Interim CEO nor the assignment to you of the duties, authority and responsibility described above will constitute the basis for you to terminate your employment with the Company for Good Reason (as such term is defined in the Amended and Restated Management Continuity Agreement between you and the Company, dated October 1, 2009 (the “MCA”), or the award agreements that govern the terms and conditions of the equity awards held by you as of the date hereof (the “Award Agreements”), as applicable) under the MCA or the Award Agreements. You further acknowledge and agree that your re-appointment as the Company’s President and Chief Operating Officer following the end of your service as Interim CEO will not constitute the basis for you to terminate your employment with the Company for Good Reason under the MCA or the Award Agreements. You further acknowledge and agree that in the event of your termination of employment with the Company, the amount of any severance and benefits which you may be entitled to receive will be based on your compensation and benefits as in effect immediately prior to the Effective Date; provided, that if you are serving in a position other than Interim CEO at the time of your termination of employment, such amount will be based on your compensation and benefits then in effect. Notwithstanding the foregoing, if there is a Change of Control (as defined in the MCA) after the Effective Date, then, in the event of your termination of employment with the Company after such Change of Control, the amount of any severance and benefits which you may be entitled to receive will be based on your compensation and benefits in effect at the time of your termination of employment.

Except as modified herein, the terms and conditions of the MCA, Award Agreements and August 13, 2007 employment letter shall remain in full force and effect.

Please acknowledge your acceptance of this appointment and your understanding of, and agreement to, the foregoing by signing this Agreement in the space provided below.

Sincerely,

Darden Restaurants, Inc.

By /s/ Teresa M. Sebastian
Teresa M. Sebastian
SVP, General Counsel, Chief
Compliance Office and Corporate Secretary

Acknowledged and Agreed:

/s/ Eugene I. Lee, Jr.
Eugene I. Lee, Jr.

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